EXHIBIT 10.1
Confidential Treatment Requested

Certain material (indicated by asterisks) has been omitted from this document and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

January 25, 2019

James Gold

Re: Separation Agreement and General Release of Claims

Dear Jim:

This letter confirms our discussions concerning the termination of your employment with The Neiman Marcus Group LLC, a Delaware limited liability company and its subsidiaries and parent entities (collectively the “Company”). By signing this letter below, you and the Company will have entered into this Separation Agreement and General Release of Claims (the “Agreement”), which will be binding upon, and inure to the benefit of you, the Company and our successors (including successors by merger, consolidation, sale or similar transaction, permitted assigns, executors, administrators, personal representative, heirs and distributees), setting forth the terms of your separation from the Company, subject to your right to revoke as set forth in Paragraph 8.

1.	Termination of Service

a.	Your last day of active employment with the Company will be March 15, 2019 (the “Separation Date”).

b.
Without limitation on the other covenants in this Agreement, you agree not to issue any press release or statement or otherwise disclose any matter arising in connection with this Agreement or your separation from the Company, in each case, except to your advisors or unless so issued or disclosed with the prior written consent of the Company.

c.
Upon the Separation Date, you hereby resign, to the extent applicable, if any, as an officer of the Company and each of its Affiliates (as defined in the Employment Agreement between you and the Company, dated October 25, 2013 (the “Employment Agreement”)) (collectively, “NMG”). You further agree to confirm the foregoing by submitting to the Company in writing a confirmation of your resignation(s) to the extent reasonably requested by the Company.

2.	Compensation and Benefits during Employment through the Separation Date.

a.
Prior to the Separation Date, you will continue to receive your current annual base salary of $820,000 per year and except as otherwise set forth in this Agreement, you will continue to participate through your Separation Date in the Company’s employee benefits arrangements consistent with your Employment Agreement and the terms and conditions (including eligibility) of the Company’s plans, policies and programs as in effect from time to time.

b.	On the Separation Date, the Company will pay, provide to or reimburse you, as applicable, any: (i) accrued but unpaid base salary, (ii) accrued but unused vacation time, (iii) vested employee benefits accrued under the Company’s employee benefit plans, and (iv) unreimbursed business expenses in accordance with the Company’s policies or practices for the reimbursement of expenses incurred by other Company senior executives.

c.
As of your Separation Date, you will cease to be eligible to participate in, or be covered by, any employee benefit plan or program offered by or through NMG, and you will not receive any benefits or payments from NMG, except as otherwise provided in this Agreement or as required under the terms of the Company’s benefits plans or by law. Additionally, as of the Separation Date, you will no longer have authorization to incur any expenses on behalf of NMG.

3.
Severance Benefits. Except as provided in this Agreement, you will not be eligible to receive the payments and benefits provided in the Employment Agreement. In exchange for and subject to you signing this Agreement and releasing and waiving claims that you may have against the Company and/or other Released Parties (as defined in Paragraph 4 below), your signing and not revoking the Reconfirmation Release in the form of Exhibit A hereto (the “Reconfirmation Release”) within thirty (30) days following the Separation Date, and your compliance with the restrictive covenants and other obligations contemplated by this Agreement (collectively, the “Restrictive Covenants”) and other terms and conditions of this Agreement, except in the case of a termination of your employment by the Company for Cause or as a result of your death or Disability or a resignation by you for any reason prior to the Separation Date:

a.	The Company will pay you a fixed transition payment of $1,120,000 to be paid as follows: $280,000 on April 1, 2019, $280,000 on July 1, 2019 and $560,000 on January 2, 2020.

b.
You will be eligible for a variable transition bonus based on the CPI run rate achieved by the Company in 2019 (the “CPI Run Rate”) (the “Transition Bonus”) pursuant to the terms of the Company’s annual bonus plan, as determined by the Compensation Committee of the Board of Directors of Neiman Marcus Group, Inc. (the “Committee”) in its sole discretion. Any such Transition Bonus will be payable following completion of audited financial results for fiscal 2019 at the time 2019 annual bonuses are paid generally to active executives of the Company (expected to be on or about October 2019, but no later than December 2019). The Company will pay you a Transition Bonus determined based on the schedule below:

CPI Run Rate	Transition Bonus
[***][1]	$0
$[***]	$315,000
$[***]	$500,000
$[***]	$1,000,000

If the CPI Run Rate falls in between the CPI Run Rate intervals set forth in the schedule above, your Transition Bonus will be determined on a pro-rata basis in a straight-line mathematical interpolation between the applicable intervals. No Transition Bonus will be paid in the event that the CPI Run Rate is less than $[***] and in no event will the Transition Bonus payout exceed $1,000,000.

[1]	[***].

c.
You will be eligible to receive a pro-rata incentive payment in respect of the 2019 fiscal year of the Company (the “FY19 Annual Bonus”) pursuant to the terms of the Company’s annual bonus program, as determined by the Committee in its sole discretion. Any such FY19 Annual

Bonus will be subject to the terms of such program and any ancillary documentation and the achievement of performance goals determined by the Committee in its sole discretion, and will be payable, on a pro-rata basis based on days employed during the 2019 fiscal year of the Company through the Separation Date, following completion of audited financial results for fiscal 2019 at the time 2019 bonuses are paid to active executives of the Company (expected to be on or about October 2019, but no later than December 2019);

d.
Provided that you timely elect coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay you a lump sum amount equal to (1) the monthly COBRA premium applicable to you on the Separation Date under the Company’s group medical plan multiplied by (2) 12, payable on the first business day after the 65th day following the Separation Date. Additionally, provided you continue to pay all applicable COBRA premiums, pursuant to the plan terms, you will be reimbursed for your out of pocket medical expenses incurred by you during the twelve months following the Separation Date in accordance with the terms of your applicable group health plan under COBRA.

e.
For the calendar year 2019, the Company will reimburse you (i) $7,500 for New York housing accommodations and (ii) $5,000 for fees and expenses incurred for personal financial and tax advice planning in accordance with Section 5(f) of the Employment Agreement.

f.
The Company will reimburse you for any incremental state tax obligations imposed by any state other than Texas if such tax obligation is (i) incurred as the result of work done on behalf of NMG and (ii) higher than the obligation that would have been incurred if the work was performed in Texas, as determined by the Company in its sole discretion in accordance with Company policies and practices.

g.
As soon as practicable following the date hereof, NMG will reimburse you for legal fees incurred in the negotiation of this Agreement, not to exceed $15,000, plus an amount to cover any applicable income taxes on such reimbursement, as determined by the Company in its sole discretion in accordance with Company policies and practices.

h.
Your separation from the Company will have the same rights and benefits as a termination by the Company without Cause for the purposes of the equity awards granted to you pursuant to the Neiman Marcus Group, Inc. Management Equity Plan.

You will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will the amount of any payment provided for under this Agreement be reduced by any profits, income, earnings, or other benefits received by you from any source other than NMG or its successor. If your employment with the Company is terminated as a result of your death or Disability prior to the Separation Date, you will only be eligible to receive the payments and benefits provided in Sections 7(a) or 7(b), as applicable, of the Employment Agreement.

4.
Release of Claims. By signing this Agreement, you are releasing all claims against NMG and certain other parties, and promising not to sue NMG in the future, as described in more detail below. You are giving up your right to claim benefits and/or damages under laws that relate to or arise from your employment with NMG and/or separation from employment with NMG.

a.	In consideration for the payment and benefits to be provided to you pursuant to Paragraph 3 above and other valuable consideration, and except as provided below, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns forever release and discharge the Company’s and any and all of the Company’s past and present parent companies, direct and indirect investors, subsidiaries, Affiliates, partners, successors and assigns and each of their respective past and present officers, directors, employees, shareholders, principals, members, agents, attorneys and employee benefit plans and their administrators and trustees, in their individual and official capacities (the “Released Parties”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date you sign this Agreement, including but not limited to all claims, without limitation, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1991, the Equal Pay Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), all claims under the Family and Medical Leave Act and other federal, state and local leave laws; all claims under the Workers Adjustment and Retraining Notification Act and similar state and local laws; all claims under any whistleblower protection law, including but not limited to any claims under the Sarbanes-Oxley Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act; all claims of discrimination, harassment, hostile work environment, and retaliation in connection with your employment, the terms and conditions of such employment and your separation from employment under any federal, state and local fair employment, non-discrimination or civil rights law or regulation; all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory and/or punitive damages; and all claims for attorneys’ fees, costs, disbursements and/or the like. All of the above statutes are as amended.

b.
This Agreement does not prevent you from participating in investigations or proceedings conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or similar state agencies. This Agreement does not prevent you from reporting possible violations of federal law or regulation to, or cooperating with any investigation being conducted by, any governmental agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Agreement does not affect the rights and responsibilities of the EEOC to enforce the Title VII, the EPA, the ADEA, the ADA, GINA, Sections 102 and 103 of the Civil Rights Act if 1991, or Sections 501 and 505 of the Rehabilitation Act of 1973 and cannot be used to interfere with the protected rights of an employee related to an EEOC investigation or proceeding. However, you give up all rights to recover or receive damages, money, or other personal benefits as a result of any EEOC, NLRB or other agency charge, investigation or proceeding. This Agreement does not prevent you from exercising your rights, if any, to (i) vested benefits under any pension or savings plan or deferred compensation plan; (ii) COBRA benefits; (iii) workers’ compensation benefits; (iv) unemployment benefit claims; (v) pay for accrued but unused vacation; (vi) base salary through the Separation Date;(vii) enforce the terms of this Agreement; and/or (viii) indemnification pursuant to any agreement with NMG, NMG by-laws or other organizational documents, or as provided by state law as well as any other claims that cannot lawfully be released.

c.
You will not sue NMG with respect to claims you have released in this Agreement, or otherwise break your promises under this Agreement. Except as otherwise provided herein, you must pay NMG’s legal fees if you sue NMG or otherwise break your promises in this Agreement. You do not have to pay NMG’s legal fees under this paragraph, and that you will not be penalized in any way, if you challenge only the validity of the waiver or release of age discrimination claims under the ADEA.

d.
The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

5.	Cooperation and Other Covenants.

a.
You will reasonably cooperate in any investigations and/or litigation regarding events that occurred during your employment with NMG, as provided in Section 12 of the Employment Agreement, and any transitional inquiries that arise following the Separation Date. You will cooperate with NMG with regard to the intellectual property covenants contained in Section 10(b) of the Employment Agreement.

b.
You agree to be bound by the confidentiality, nondisparagement, non-competition, non-solicitation and intellectual property covenants contained in Sections 8, 9 and 10 of your Employment Agreement; provided that the Section 9 obligations of your Employment Agreement are superseded and replaced by the following: the period of the restrictions will be from March 15, 2019 through July 1, 2020 and that the definition of Competitor will be limited to the following after March 15, 2019: Amazon, YOOX Net-a-Porter Group, Saks Fifth Avenue, Nordstrom, Matches Fashion, Far Fetch, Moda Operandi and their respective affiliated channels and outlets.

c.
Nothing in this Agreement shall prohibit or prevent you from: (i) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (ii) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; (iii) otherwise fully participating in any federal whistleblower programs, including any such programs managed by the U.S. Securities and Exchange Commission or the Occupational Safety and Health Administration; or (iv) receiving individual monetary awards or other individual relief by virtue of participating in any such Federal whistleblower programs.

d.
Under the Federal Defend Trade Secrets Act of 2016, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) (A) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; (ii) to your attorney in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

e.	In accordance with your existing and continuing obligations to NMG (including those obligations arising under any applicable employee handbook or code of conduct and any confidentiality, intellectual property and/or your Employment Agreement), you will immediately return to NMG, within ten (10) days after the Separation Date, all NMG property, including, as applicable, building passes, credit cards, keys, telephones, company files, documents, records, computer access codes, computer programs, instruction manuals, business plans, and other property that you received, prepared, or helped to prepare in connection with your employment with NMG. You will not keep copies, duplicates, reproductions, computer disks, or excerpts of any NMG materials or documents.

6.	Miscellaneous.

a.	The laws of Texas apply to this Agreement, except for its laws with respect to conflict of laws.

b.
This Agreement may be enforceable in parts. This Agreement is valid, even if any section or term is not enforceable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable under the applicable law, the rest of the Agreement shall continue to apply.

c.	You waive your right to a trial by jury. You understand that pursuant to this Agreement, you are giving up your right to a trial by jury. The Company also waives its right to a trial by jury.

d.
This is the entire Agreement between the Company and you. This Agreement, including the Exhibits and references to the Employment Agreement contained herein, contains the entire agreement between the Company and you concerning the separation of your employment. In deciding to sign this Agreement, you are not relying on any statements or promises except those found in this Agreement.

e.	The Company has advised you to consult with an attorney, at your own expense, before signing this Agreement, and you have had the opportunity to do so.

f.	Any controversy, dispute or claim arising out of or relating to this Agreement or its breach will first be settled in accordance with Sections 21 and 22 of the Employment Agreement.

7.	Taxes.

a.	NMG shall be permitted to withhold from any amounts payable to you hereunder all federal, state, city or other taxes that are required to be withheld pursuant to any applicable law or regulation.

b.
The payments and benefits under this Agreement are intended to comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall NMG be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or any damages for failing to comply with Code Section 409A. No person connected with NMG in any capacity, including but not limited to any affiliate of NMG, and their respective directors, officers, agents and employees, makes any representation, commitment or guarantee that any particular tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to any amounts payable under the Agreement or that such tax treatment will apply to or be available to you. Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section

409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. For purposes of Code Section 409A, your right to receive any installment payment under this Agreement shall be treated as a right to receive a series of separate and distinct payments.

8.	Acceptance and Effective Date.

a.
You have twenty-one (21) calendar days from receipt of this Agreement to consider it and may sign it at any time during that period. This Agreement shall not become effective until the eighth day after you sign it (the “Effective Date”), and you may at any time prior to the Effective Date revoke this Agreement by giving notice to the Company in writing of such revocation. In the event that you do not timely sign, or if you revoke this Agreement, this Agreement will be null and void and you will not be entitled to receive the payments and benefits referred to in Paragraph 3.

b.
In addition, you will have twenty-one (21) calendar days from your Separation Date to consider the Reconfirmation Release and may sign it at any time during that period. The Reconfirmation Release shall not become effective until the eighth day after you sign it (the “Reconfirmation Release Effective Date”), and you may at any time prior to the Reconfirmation Release Effective Date revoke the Reconfirmation Release by giving notice to the Company in writing of such revocation. You are advised to consult with an attorney before signing the Reconfirmation Release. In the event that you do not timely sign, or if you revoke the Reconfirmation Release, the Reconfirmation Release will be null and void and you will not be entitled to receive the payments and benefits referred to in Paragraph 3.

c.
You may accept this Agreement by signing it and delivering it to the Company’s General Counsel in the time period specified in this Agreement. This Agreement will not be effective or accepted if modified by you unilaterally without the express written consent/agreement of the Company.

d.	This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

9.
Acknowledgments. By signing below, you acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had an opportunity to consider the terms of this Agreement for at least twenty-one (21) calendar days; (c) are advised by the Company to consult with an attorney of your choice before signing this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

[Remainder of Page Left Intentionally Blank]

PLEASE READ AND CONSIDER THIS AGREEMENT CAREFULLY BEFORE EXECUTING. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. If the terms of this Agreement are acceptable to you, please sign, date and return it to: Chief Human Resources Officer, Joseph Weber.

Agreed to and accepted by, on this 25th day of January, 2019:

         James Gold:

/s/ James Gold

Agreed to and accepted by, on this 25th day of January, 2019:

Neiman Marcus Group, Inc.

______________________________     By: /s/ Joe Weber

_____________________________        Title: Chief Human Resources Officer

The Neiman Marcus Group LLC

______________________________    By: /s/ Joe Weber

Title: Chief Human Resources Officer

Exhibit A

Reconfirmation Release

1.
In consideration for the payment and benefits to be provided to you pursuant to Paragraph 3 of the Separation Agreement and General Release of Claims dated [], 2019 (the “Separation Agreement”) and other valuable consideration, and except as provided below, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives, successors and assigns forever release and discharge The Neiman Marcus Group LLC (the “Company”) and any and all of the Company’s past and present parent companies, direct and indirect investors, subsidiaries, Affiliates (as defined in the Separation Agreement), partners, successors and assigns and each of their respective past and present officers, directors, employees, shareholders, principles, members, agents, attorneys and employee benefit plans and their administrators and trustees, in their individual and official capacities (the “Released Parties”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Released Parties by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter, up to and including the date you sign this Reconfirmation Release, including but not limited to all claims, without limitation, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1991, the Equal Pay Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act (ADEA), the Older Workers Benefit Protection Act (OWBPA), all claims under the Family and Medical Leave Act and other federal, state and local leave laws; all claims under the Workers Adjustment and Retraining Notification Act and similar state and local laws; all claims under any whistleblower protection law, including but not limited to any claims under the Sarbanes-Oxley Act or the Dodd-Frank Wall Street Reform and Consumer Protection Act; all claims of discrimination, harassment, hostile work environment, and retaliation in connection with your employment, the terms and conditions of such employment and your separation from employment under any federal, state and local fair employment, non-discrimination or civil rights law or regulation; all claims sounding in tort or breach of contract (express or implied), wrongful discharge, whistleblowing, detrimental reliance, defamation, emotional distress or compensatory and/or punitive damages; and all claims for attorneys’ fees, costs, disbursements and/or the like. All of the above statutes are as amended.

2.
This Reconfirmation Release does not prevent you from participating in investigations or proceedings conducted by the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or similar state agencies. This Reconfirmation Release does not prevent you from reporting possible violations of federal law or regulation to, or cooperating with any investigation being conducted by, any governmental agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. This Reconfirmation Release does not affect the rights and responsibilities of the EEOC to enforce the Title VII, the EPA, the ADEA, the ADA, GINA, Sections 102 and 103 of the Civil Rights Act if 1991, or Sections 501 and 505 of the Rehabilitation Act of 1973 and cannot be used to interfere with the protected rights of an employee related to an EEOC investigation or proceeding. However, you give up all rights to recover or receive damages, money, or other personal benefits as a result of any EEOC, NLRB or other agency charge, investigation or proceeding. This Reconfirmation Release does not prevent you from exercising your rights, if any, to (a) vested benefits under any pension or savings plan or deferred compensation plan; (b) COBRA benefits; (c) workers’ compensation benefits; (d) unemployment benefit claims; (e) pay for accrued but unused vacation; (f) base salary through the Separation Date (as defined in the Separation Agreement); (g) enforce the terms of the Separation Agreement; and/

or (h) indemnification pursuant to any agreement with NMG, NMG by-laws or other organizational documents, or as provided by state law as well as any other claims that cannot lawfully be released.

3.
You will not sue NMG (as defined in the Separation Agreement) with respect to claims you have released in this Reconfirmation Release, or otherwise break your promises under the Separation Agreement or Reconfirmation Release. Except as provided herein, you must pay NMG’s legal fees if you sue NMG or otherwise break your promises in this Reconfirmation Release or the Separation Agreement. You do not have to pay NMG’s legal fees under this paragraph, and you will not be penalized in any way, if you challenge only the validity of the waiver or release of age discrimination claims under the ADEA.

4.
The making of this Reconfirmation Release is not intended, and shall not be construed, as an admission that the Company or any of the Released Parties have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrongdoing whatsoever against you or otherwise.

5.
By signing below, you acknowledge that you: (a) have carefully read this Reconfirmation Release in its entirety; (b) have had an opportunity to consider the terms of this Reconfirmation Release for at least twenty-one (21) calendar days; (c) are advised by the Company to consult with an attorney of your choice before signing this Reconfirmation Release; (d) fully understand the significance of all of the terms and conditions of this Reconfirmation Release and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (e) are signing this Reconfirmation Release voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

6.	By signing below, you confirm that you have returned all equipment and intellectual property of NMG.

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Agreed to and accepted by, on this ____ day of _____________, 201__:

         James Gold

_________________________